Exhibit 99.1

CytoSorbents Reports Strong First Quarter 2018 Financial Results

MONMOUTH JUNCTION, N.J., May 8, 2018 — CytoSorbents Corporation (NASDAQ: CTSO), a critical care immunotherapy leader using its CytoSorb® blood purification technology to treat deadly inflammation in critically-ill and cardiac surgery patients around the world, reports financial and operational results for the quarter ending March 31, 2018.

First Quarter 2018 Financial Highlights:

•	Total Q1 2018 total revenues increased 58% to $4.9 million, which includes both product sales and grant income, from $3.1 million in Q1 2017
•	Q1 2018 product sales were a record $4.4 million, a 71% increase from $2.6 million in Q1 2017, driven by strength in direct sales of CytoSorb®
•	Product gross margins for Q1 2018 increased to 74%, compared to 68% for Q1 2017
•	Trailing twelve month product sales at the end of Q1 2018 were $15.2 million, compared to $9.2 million a year ago
•	Ended Q1 2018 with $21.1 million in cash and cash equivalents
•	In March 2018, the Company replaced its existing $10 million term loan with $10 million of new debt. This new debt facility is structured as a 4-year term loan, with monthly payments of interest-only for the first 18 months. Another $5M in term loan debt is available by March 2019 to further extend our operating runway

First Quarter 2018 Operational Highlights:

•	Cumulative CytoSorb human treatments delivered increased to more than 40,000, up from 23,000 a year ago
•	Completed build-out of a new, higher capacity manufacturing facility with initial production anticipated for this quarter (Q2 2018)
•	Extended CytoSorb distribution to Malaysia with partner Biocon
•	Hosted the 5th International CytoSorb Users meeting in Brussels, Belgium at the 38th International Symposium of Intensive Care and Emergency Medicine
•	The German government-funded 250 patient randomized, controlled REMOVE endocarditis cardiac surgery trial is well underway with the first patient enrolled in January, now with a total of 22 patients enrolled among three centers, with three more sites to begin enrolling shortly
•	First patient enrolled in April 2018 in the currently ramping U.S. REFRESH 2-AKI pivotal cardiac surgery trial
•	Commercial grade tooling for HemoDefend clinical device parts is nearing completion ahead of a pivotal human clinical trial expected to start in the next 9-12 months
•	Continued clinical benefit of the CytoSorb device, now searchable in a new literature database at CytoSorb.com, and the publication of key papers
o	First published data demonstrating improved hemodynamic stability in patients following heart transplantation using CytoSorb intraoperatively
o	Publication demonstrating the broad reduction of sepsis-associated inflammatory toxins from whole blood using the CytoSorb polymer

Dr. Phillip Chan, Chief Executive Officer of CytoSorbents stated, “With the execution of a solid first quarter, we are on track to have another record year of CytoSorb sales with expected strong growth and achievement of operating profitability on a quarterly basis later this year. To help support this growth, we have strengthened the Company in a number of key areas.

•	Significantly expanded our working capital position to more rapidly drive our operational and clinical agenda, anchored by approximately $21 million in cash and a new term loan facility
•	Nearing the final validation and certification of our new manufacturing facility that is expected to begin production this quarter and quadruple our production capacity to approximately $60-80 million in sales. With volume manufacturing and economies of scale, blended product gross margins are expected to be greater than 80% over time
•	Parallel expansion of our direct and international sales, accounting, and manufacturing teams and infrastructure, to help meet the growing demand for CytoSorb
•	Continued focus on both company-sponsored and investigator-initiated studies to generate more outcomes data from well-designed clinical studies and to support multi-country reimbursement efforts

“In addition, we continue to advance our clinical programs. Following the announcement of the first patient enrolled into the pivotal REFRESH 2 trial a couple of weeks ago, we expect the clinical progress on this important study to accelerate with now a total of 26 sites in various stages of evaluation, qualification, and initiation. Meanwhile, the REMOVE endocarditis cardiac surgery trial that is being funded by the German Federal Ministry of Health and Education has already enrolled 22 patients at 3 centers since the first patient enrollment in late January, with an additional 3 sites to start soon.”

“Please join us on our previously announced earnings call today at 4:45PM EST where we will cover our progress. We will also respond to questions from the audience during our live Q&A session. The investor presentation and a written transcript of the conference call will be available within a week of the webcast.”

Conference Call Details:

Date: Tuesday, May 8, 2018

Time: 4:45 PM Eastern Time

Participant Dial-In:   323-794-2551

Live Presentation Webcast: http://public.viavid.com/index.php?id=129408

It is recommended that participants dial in approximately 10 minutes prior to the start of the call.  There will also be a simultaneous live webcast of the conference call that can be accessed through the following audio feed link: http://public.viavid.com/index.php?id=129408

An archived recording and written transcript of the conference call will be available under the Investor Relations section of the Company's website at http://cytosorbents.com/investor-relations/financial-results/

Results of Operations

Comparison for the three months ended March 31, 2018 and 2017:

Revenues:

Revenue from product sales was approximately $4,433,000 in the three months ended March 31, 2018, as compared to approximately $2,596,000 in the three months ended March 31, 2017, an increase of approximately $1,837,000, or 71%. This increase was primarily driven by an increase in direct sales from both new customers and repeat orders from existing customers, an increase in distributor sales, and strength of the Euro.

Grant income was approximately $491,000 for the three months ended March 31, 2018 as compared to approximately $517,000 for the three months ended March 31, 2017, a decrease of approximately $26,000. This decrease was a result of timing of certain grant revenue.

Total revenues were approximately $4,925,000 for the three months ended March 31, 2018, as compared to total revenues of approximately $3,114,000 for the three months ended March 31, 2017, an increase of approximately $1,811,000 or 58%.

Cost of Revenue:

For the three months ended March 31, 2018 and 2017, cost of revenue was approximately $1,568,000 and $1,254,000, respectively, an increase of approximately $314,000. Product cost of revenues increased approximately $305,000 during the three months ended March 31, 2018 as compared to the three months ended March 31, 2017 due to increased sales. Product gross margins were approximately 74% for the three months ended March 31, 2018, as compared to approximately 68% for the three months ended March 31, 2017.  This increase in gross margin of 6% was due to a reduction in the cost of devices manufactured as a result of production efficiencies achieved, as well as a favorable mix of sales between direct customers and distributors and the impact of the increase in the exchange rate of the Euro.

Research and Development Expenses:

For the three months ended March 31, 2018, research and development expenses were approximately $1,780,000 as compared to research and development expenses of approximately $469,000 for the three months ended March 31, 2017. The increase of approximately $1,311,000 was due to increase in costs related to our clinical studies and trials of approximately $867,000, an increase in our clinical related salaries of approximately $211,000, an increase in non-clinical research and development salaries of approximately $96,000, an increase in new product development costs of approximately $70,000, an increase in stock-based compensation of approximately $49,000 and increases in other non-clinical research and development costs of approximately $18,000.

Legal, Financial and Other Consulting Expenses:

Legal, financial and other consulting expenses were approximately $416,000 for the three months ended March 31, 2018, as compared to approximately $280,000 for the three months ended March 31, 2017. The increase of approximately $136,000 was due to an increase in employment agency fees of approximately $79,000 related to the recruitment of senior level personnel and an increase in legal fees of approximately $44,000 related to certain corporate initiatives and an increase in auditing and accounting fees of approximately $21,000. These increases were offset by a decrease consulting fees of approximately $8,000.

Selling, General and Administrative Expense:

Selling, general and administrative expenses were approximately $4,262,000 for the three months ended March 31, 2018, as compared to approximately $2,667,000 for the three months ending March 31, 2017. The increase of $1,595,000 was due to increase in salaries, commissions, and related costs of approximately $696,000, an increase in royalty expenses of approximately $146,000 due to the increase in product sales, additional sales and marketing costs, which include advertising and conferences of approximately $81,000, an increase in travel and entertainment and other costs of approximately $84,000, an increase in stock-based compensation of approximately $520,000, an increase in public relations costs of approximately $43,000, an increase in rent expense of approximately $11,000 related to the new expansion of manufacturing and office facilities and an increase in other general and administrative cost increases of approximately $14,000.

Interest Income (Expense), Net:

For the three months ended March 31, 2018, interest expense was approximately $239,000, as compared to interest expense of approximately $120,000 for the three months ended March 31, 2017. This increase in interest expense of approximately $119,000 is directly related to the additional interest expense related to the Company’s draw down of the Term B Loan (as defined in the Loan and Security Agreement dated as of June 30, 2016 with Bridge Bank) on June 30, 2017 in the amount of $5,000,000.

Gain (Loss) on Foreign Currency Transactions:

For the three months ended March 31, 2018, the gain on foreign currency transactions was approximately $358,000 as compared to approximately $153,000 for the three months ended March 31, 2017. The 2018 first quarter gain is directly related to the increase in the exchange rate of the Euro to the U.S. dollar at March 31, 2018 as compared to December 31, 2017. The exchange rate of the Euro to the U.S. dollar was $1.23 per Euro at March 31, 2018 as compared to $1.20 per Euro at December 31, 2017.

Liquidity and Capital Resources

Since inception, our operations have been primarily financed through the issuance of debt and equity securities. At March 31, 2018, we had current assets of approximately $24,515,000 including cash on hand of approximately $21,090,000 and current liabilities of approximately $3,986,000.

On June 30, 2016, the Company and its wholly-owned subsidiary, CytoSorbents Medical, Inc. (together, the “Borrower”), entered into a Loan and Security Agreement with Bridge Bank, a division of Western Alliance Bank, (the “Bank”), pursuant to which the Company borrowed $10 million in two equal tranches of $5 million (the “Original Term Loans”). On March 29, 2018 (the “Closing Date”), the Original Term Loans were refinanced with the Bank pursuant to an Amended and Restated Loan and Security Agreement by and between the Bank and the Borrower (the “Amended and Restated Loan and Security Agreement”), under which the Bank agreed to loan the Borrower up to an aggregate of $15 million to be disbursed in two tranches (1) one tranche of $10 million (the “Term A Loan”) which was funded on the Closing Date and used to refinance the Original Term Loans, and (2) a second tranche of $5 million which may be disbursed at the Borrower’s sole request prior to March 31, 2019 provided certain conditions are met (the “Term B Loan” and together with the Term A Loan, the “Term Loans”). The proceeds of the Term Loans will be used for general business requirements in accordance with the Amended and Restated Loan and Security Agreement.

In addition, during the three months ended March 31, 2018, the Company sold 782,328 shares of its common stock under the terms of its Controlled Equity Offering SM Sales Agreement with Cantor Fitzgerald and Co. (the “Sales Agreement”) at an average cost of $7.97 per share, generating net proceeds of approximately $6,047,000, and during the period from April 1, 2018 through May 2, 2018, the Company sold an additional 27,088 shares of its common stock at an average cost of $8.29, per share, generating net proceeds of approximately $218,000.

As a result of the equity financing under the terms of the Sales Agreement and the availability of additional debt financing under the Amended and Restated Loan and Security Agreement with Bridge Bank, we believe we have sufficient liquidity to fund our operations into the second half of 2019.

2018 Second Quarter Revenue Guidance

CytoSorbents has not historically given financial guidance on quarterly results until the quarter has been completed. However, we expect our second quarter 2018 product sales to exceed product sales reported in the first quarter of 2018.

For additional information, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed on March 8, 2018 on http://www.sec.gov.

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in critical care immunotherapy, specializing in blood purification. Its flagship product, CytoSorb®® is approved in the European Union with distribution in 45 countries around the world, as an extracorporeal cytokine adsorber designed to reduce the “cytokine storm” or “cytokine release syndrome” that could otherwise cause massive inflammation, organ failure and death in common critical illnesses. These are conditions where the risk of death is extremely high, yet no effective treatments exist.  CytoSorb® is also being used during and after cardiac surgery to remove inflammatory mediators that can lead to post-operative complications, including multiple organ failure. CytoSorbents recently initiated its pivotal REFRESH 2-AKI trial – a multi-center, randomized controlled, clinical trial intended to support U.S. regulatory approval of CytoSorb for use in a heart-lung machine during complex cardiac surgery to reduce organ injury.  CytoSorb® has been used in more than 40,000 human treatments to date.

CytoSorbents’ purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. Its technologies have received non-dilutive grant, contract, and other funding of nearly $22 million from DARPA, the U.S. Army, the U.S. Department of Health and Human Services, the National Institutes of Health (NIH), National Heart, Lung, and Blood Institute (NHLBI), U.S. Special Operations Command (SOCOM) and others. The Company has numerous products under development based upon this unique patented blood purification technology including CytoSorb-XL™, HemoDefend™, VetResQ™, K+ontrol™, ContrastSorb, DrugSorb, and others.  For more information, please visit the Company’s websites at www.cytosorbents.com and www.cytosorb.com or follow us on Facebook and Twitter.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “may,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management’s current judgment and press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws. expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 8, 2018, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

CYTOSORBENTS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

	For the Three Months Ended
	3/31/18	3/31/17
Revenue:
CytoSorb sales	$4,404	$2,596
Other sales	30	-----
Total Product Sales	4,434	2,596
Grant income	491	517
Total revenue	4,925	3,113
Cost of revenue	1,568	1,254
Gross profit	3,357	1,859

Expenses:
Research and development	1,780	470
Legal, financial and other consulting	416	280
Selling, general and administrative	4,262	2,667
Total operating expenses	6,458	3,417

Loss from operations	(3,101)	(1,558)
Other income(expense), net	119	33
Loss before benefit from income taxes	(2,982)	(1,525)
Benefit from income taxes	-----	-----
Net loss	(2,982)	(1,525)

Earnings per share:
Basic and diluted loss per share	$(0.10)	$(0.06)
Weighted average share outstanding	29,351,174	25,503,757

Net Loss	$(2,982)	$(1,525)
Other comprehensive income:
Currency translation adjustment	(330)	(131)
Comprehensive loss	$(3,312)	$(1,656)

CYTOSORBENTS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	March 31, 2018	December 31, 2017
ASSETS:
Current Assets:
Cash and cash equivalents	$21,090	$17,322
Grants and accounts receivable, net	2,352	2,206
Inventories	680	795
Prepaid expenses and other current assets	393	416
Total current assets	24,515	20,739

Property and equipment, net	1,608	1,403
Other assets	2,180	1,961
TOTAL ASSETS	$28,303	$24,103

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities:
Accounts payable	$2,139	$1,244
Accrued expenses and other current liabilities	1,847	2,604
Current Maturities of long –term debt	-----	4,000
Total current liabilities	3,986	7,848
Long-term debt, net of current maturities and debt issuance costs	9,870	5,992
TOTAL LIABILITIES	13,856	13,840

Total stockholders’ equity	14,447	10,263

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$28,303	$24,103

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Cytosorbents Contact:

Amy Vogel

Investor Relations

(732) 398-5394

avogel@cytosorbents.com

Investor Relations Contact:

Jeremy Feffer

LifeSci Advisors

917-749-1494

jeremy@lifesciadvisors.com

Public Relations Contact:

Joshua Berkman

Rubenstein Public Relations

212-805-3055

jberkman@rubensteinpr.com